Exhibit 99.1

Altimmune Announces Financial Results for the Year Ended December 31, 2018 and Provides Corporate Update

Conference call and webcast scheduled for tomorrow, Tuesday, April 2, at 8:30 am Eastern Time

GAITHERSBURG, Maryland, April 1, 2019 -- Altimmune, Inc. (Nasdaq: ALT), a clinical-stage immunotherapeutics company, today announced financial results for the year ended December 31, 2018, and provided a corporate update.

"We made great progress in 2018, starting with encouraging data from our NasoVAX and HepTcell trials, re-capitalizing the Company, and bolstering the leadership team," said Vipin K. Garg, Ph.D., President and Chief Executive Officer.

Dr. Garg continued, “2019 is shaping up to be just as transformative, as we advance HepTcell toward Phase 2 clinical development, perform proof-of-concept studies for ALT-702, pursue acquisitions of complementary immunotherapeutic assets, and seek a partner to advance NasoVAX.  We are optimistic that focusing on the development of early to mid-stage product candidates that address significant unmet needs will lead to long-term success for Altimmune.”

Corporate Update

Leadership team highlights

•

The Board of Directors appointed Vipin K. Garg, Ph.D. as President and Chief Executive Officer. Vipin is a seasoned executive with over three decades of experience in the biotechnology and pharmaceutical industries and possesses a proven track record of building and managing both private and publicly traded companies.

•

The Company engaged Will Brown, as Acting Chief Financial Officer. He is responsible for all accounting and finance matters including equity offerings, SEC reporting, and investor relations. Will is a CPA with significant public accounting experience at PwC and was formerly a controller at Rheem, a multi-national manufacturing company.

•

The Company hired José Ochoa as Chief Business Officer. Jose is leading all business development activities including acquisitions, in-licensing, partnerships and out-licensing. José comes to the Company with a wealth of experience including senior business development positions at IDT Biologika Corporation and Emergent BioSolutions.

Corporate development highlights

•	The Company fully retired its 2017 preferred shares and related warrants, and raised gross proceeds of $56 million, including from a registered direct offering in March 2019.
•

The Company completed a comprehensive review of its clinical development pipeline with a strategic decision to focus its resources on immunotherapeutic programs in early to mid-stage development.  Accordingly, the Company is seeking a partner for its NasoVAX program and is reviewing in-licensing and acquisition candidates to broaden its development pipeline.

Program highlights

HepTcell

In December 2018, the Company reported final results of a pre-planned analysis of its first-in-human evaluation of HepTcell in patients with chronic hepatitis B infection, which met the primary safety endpoint and demonstrated encouraging results where two adjuvanted HepTcell arms had markedly greater increases in T-cell immunity over baseline than the placebo group. HBV-specific immune activation is widely recognized as being a key requirement of HBV functional cure, and the Company plans to advance the HepTcell program into Phase 2 development. The Phase 1 results will be presented on April 12, 2019 at The International Liver Congress sponsored by The European Association for the Study of the Liver (EASL) being held in Vienna, Austria April 10-14, 2019.

ALT-702

ALT-702 is a tumor immunostimulant product candidate that has the potential to safely elicit or improve immune responses in a variety of cancers. It is a conjugated TLR-7/8 agonist designed to reverse immune-suppressive effects in the tumor microenvironment and promote antitumoral responses without the systemic side effects associated with other injected TLR-7 and TLR-7/8 agonists. This localized immune stimulation is anticipated to turn “cold” tumors to “hot” and to synergize with immune checkpoint inhibitors. The Company is currently developing a full preclinical dataset in murine tumor models with the intention of advancing this program into the clinic.

NasoVAX

The Company completed a Phase 2 study for NasoVAX in 2018 and presented the data at the October 2018 IDWeek in San Francisco. NasoVAX was well-tolerated and immunogenic demonstrating 100% seroprotection at two of the three dose levels studied, in addition to mucosal and cellular immune responses.  Subjects from the highest dose cohort were followed for an additional twelve to fourteen months after vaccination to assess durability of the antibody response.  The data showed that all eight of the subjects that returned for follow-up retained their seroprotected status more than one year after vaccination. Durable responses on the order of one year are not expected from current injected influenza vaccines and suggest that the immune response induced by NasoVAX could be protective for the duration of a long flu season.

NasoShield

NasoShield is an anthrax vaccine designed to provide rapid and stable protection after a single intranasal administration. The Company developed the product candidate and launched a Phase 1 study of NasoShield with the support of the Biomedical Advanced Research and Development Authority (“BARDA”). Based on initial data, NasoShield was well-tolerated but did not produce an appreciable toxin neutralizing antibody (TNA) response. Given the compelling nonclinical data obtained previously in two well-established animal models for anthrax, the Company is investigating all potential causes that may have contributed to the disparate results. Results of these investigations are expected in the first half of 2019.

Financial Results for the Year Ended December 31, 2018

•

The Company received net proceeds of approximately $37.4 million from a follow-on public offering and two registered direct offerings during 2018. Subsequent to year end, the Company received net proceeds of approximately $12.7 million from its March 2019 registered direct offering.

•	At December 31, 2018, the Company had $34.4 million in cash, cash equivalents, and restricted cash.

•

Revenue was $10.3 million for the year ended December 31, 2018 compared to $10.7 million in the prior year. The decrease was primarily the result of a decrease of $0.6 million in BARDA revenue due directly to changes in spending on the NasoShield research and development, and an increase of $0.3 million in NIAID revenue due directly to changes in spending on the SparVax-L research and development.

•	Research and development expenses were $18.5 million for the year ended December 31, 2018 compared to $18.4 million in the prior year. The increased expense was primarily due to:
o	an increase of $0.8 million in non-project specific research and development costs driven by employee compensation and additional allocated facility costs;

o	a decrease of $0.6 million due to timing of manufacturing development activities for NasoShield; and,
o	a decrease of $0.1 million in direct costs related to NasoVAX, SparVax-L and HepTcell.

•

General and administrative expenses were $9.8 million for the year ended December 31, 2018 compared to $8.5 million in the prior year. The increased expenses were primarily due to increases in severance, professional services, insurance and board of director fees; offset by a decrease in reorganization expenses related to the 2017 merger with Pharmathene which were incurred in 2017.

•

Impairment charges were $24.9 million for the year ended December 31, 2018 compared to $35.9 million for the prior year. Impairment charges in 2018 are related primarily to a write-down of IPR&D assets related to SparVax-L and Oncosyn. Impairment charges in 2017 are due to fully impairing the carrying value of goodwill.

•

Other income (expense) was $(2.5) million for the year ended December 31, 2018 compared to ($18.5) thousand in the prior year. The increased expense was primarily due to changes in the fair value of the Company’s warrant liability.

•	Net loss attributed to common stockholders for the year ended December 31, 2018 was $42.5 million compared to $51.4 million in the prior year.

Conference Call Details
Date:	Tuesday, April 2, 2019
Time:	8:30am Eastern Time
Domestic:	877-423-9813
International:	201-689-8573
Conference ID:	13687672
Webcast:	http://public.viavid.com/index.php?id=133302

About Altimmune

Altimmune is a clinical-stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of disease. HepTcell is a synthetic peptide immunotherapeutic candidate designed to break immune tolerance in chronic Hepatitis B infection. ALT-702, a TLR-7/8 agonist conjugate, is an immunostimulant product candidate that has the potential to safely elicit or improve immune responses in a variety of therapeutic settings. NasoVAX, our influenza vaccine candidate, has unique characteristics that stimulate multiple arms of the immune system and offers the potential to stop infection and the spread of flu, while being easier to administer through an intranasal spray. NasoShield is a next-generation intranasal anthrax vaccine candidate that is intended to improve protection and safety while having favorable dosage and storage properties compared to other anthrax vaccines. By leveraging the complementary attributes of its proprietary technology platforms, Altimmune is able to design and develop immunotherapeutic products tailored to address a wide range of disease indications including both acute and chronic infections and cancer.

Forward-Looking Statement

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the prospects for commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Altimmune, Inc. (the “Company”) may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company’s product candidates; funding delays, reductions in or elimination of U.S. government funding and/or non-renewal of expiring funding under the Company’s agreement with Biomedical Advanced Research and Development Authority (“BARDA”), or the Company’s contract with the National Institutes of Allergy and Infectious Diseases (“NIAID”); the Company’s ability to satisfy certain technical milestones under the Company’s contracts with BARDA and NIAID that would entitle the Company to receive additional funding over the period of the agreement; the preservation of the Company’s net operating loss carryforwards; the impact of the Tax Cuts and Jobs Act; delays caused by third parties challenging government contracts awarded to the Company; the receipt of future potential payments under government contracts or grants; the Company’s ability to identify potential future government contracts or grant awards; the Company’s ability to obtain potential regulatory approvals on the timelines anticipated, or at all; the Company’s ability to obtain additional patents or extend existing patents on the timelines anticipated, or at all; the Company’s ability to identify and consummate potential future strategic partnerships or business combinations; the Company’s ability to expand its pipeline of products and the success of future product advancements, including the success of future clinical trials, and the Company’s ability to commercialize its products; the Company’s anticipated financial or operational results; the Company’s ability to obtain additional capital resources; unforeseen safety and efficacy issues; breaches of data privacy, or disruptions in the Company’s information technology systems; and the Company’s ability to continue to satisfy the listing requirements of the NASDAQ Global Market. Further information on the factors and risks that could affect the Company's business, financial conditions and results of operations are contained in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, which are available at www.sec.gov.

Contacts
Vipin K. Garg, Ph.D.	Ashley R. Robinson
President and CEO	Managing Director LifeSci Advisors
Phone: 919-434-6643	Phone: 617-535-7742
Email: vgarg@altimmune.com	Email: arr@lifesciadvisors.com

ALTIMMUNE, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$33,718,713	$8,769,465
Restricted cash	634,416	3,534,174
Total cash, cash equivalents, and restricted cash	34,353,129	12,303,639
Accounts receivable	3,461,938	3,806,239
Tax refunds receivable	1,008,973	6,361,657
Prepaid expenses and other current assets	548,094	994,332
Total current assets	39,372,134	23,465,867
Property and equipment, net	1,342,802	603,146
Intangible assets, net	13,851,924	38,722,270
Other assets	183,682	238,917
Total assets	$54,750,542	$63,030,200
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Notes payable	$71,596	$49,702
Accounts payable	372,860	129,075
Accrued expenses and other current liabilities	4,082,949	3,660,924
Total current liabilities	4,527,405	3,839,701
Deferred income taxes	58,500	5,938,402
Other long-term liabilities	1,852,071	4,574,507
Total liabilities	6,437,976	14,352,610
Commitments and contingencies (Note 15)
Series B redeemable convertible preferred stock; $0.0001 par value; 16,000 shares designated; zero and 12,177 shares issued and outstanding at December 31, 2018 and 2017, respectively; aggregate liquidation and redemption value of $9,281,767 at December 31, 2017	—	9,281,767
Stockholders’ equity:
Common stock, $0.0001 par value; 200,000,000 and 100,000,000 shares authorized; 9,078,735 and 609,280 shares issued; 9,078,238 and 608,499 shares outstanding at December 31, 2018 and 2017, respectively	876	61
Additional paid-in capital	170,207,844	121,657,587
Accumulated deficit	(116,855,991)	(77,684,839)
Accumulated other comprehensive loss — foreign currency translation adjustments	(5,040,163)	(4,576,986)
Total stockholders’ equity	48,312,566	39,395,823
Total liabilities and stockholders’ equity	$54,750,542	$63,030,200

ALTIMMUNE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Year Ended December 31,
	2018	2017

Revenue
Research grants and contracts	$10,311,388	$10,696,819
License revenue	19,780	41,503
Total revenue	10,331,168	10,738,322
Operating expenses
Research and development	18,459,310	18,406,329
General and administrative	9,765,581	8,457,557
Impairment charges	24,940,687	35,919,695
Total operating expenses	53,165,578	62,783,581
Loss from operations	(42,834,410)	(52,045,259)
Other income (expense)
Changes in fair value of warrant liability, including loss on exchange	(2,878,484)	97,763
Changes in fair value of embedded derivative	184,555	(7,379)
Interest expense	(297,090)	(162,139)
Interest income	226,597	47,579
Other income, net	277,886	5,670
Total other income (expense)	(2,486,536)	(18,506)
Net loss before income tax benefit	(45,320,946)	(52,063,765)
Income tax benefit	6,149,794	5,638,375
Net loss	(39,171,152)	(46,425,390)
Other comprehensive income (loss) — foreign currency translation adjustments	(463,177)	2,997,826
Comprehensive loss	$(39,634,329)	$(43,427,564)
Net loss	$(39,171,152)	$(46,425,390)
Preferred stock accretion and other deemed dividends	(3,307,800)	(4,930,010)
Net loss attributable to common stockholders	$(42,478,952)	$(51,355,400)
Weighted-average common shares outstanding, basic and diluted	2,802,382	431,878
Net loss per share attributable to common stockholders, basic and diluted	$(15.16)	$(118.91)